UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 17, 2008

SBA Communications Corporation

(Exact Name of Registrant as Specified in its Charter)

Florida	000-30110	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On December 17, 2008, SBA Communications Corporation (the “Company”) announced that, since the filing of its Current Report on Form 8-K on November 21, 2008, it had repurchased an aggregate $25.8 million in principal amount of its 0.375% Convertible Senior Notes due 2010 (the “0.375% Convertible Notes”) and an aggregate of $47.7 million of the Series 2006-1 CMBS Certificates (the “2006 CMBS Certificates”), comprised of $5.0 million of Series C, $13.0 million of Series D, $7.0 million of Series E, $10.0 million of Series F, $122,000 of Series G and $12.6 million of Series H. The Company paid an aggregate of $40.0 million in cash and issued approximately 673,000 shares of its Class A common stock in the open market and privately negotiated transactions.

Giving effect to these transactions, the Company has repurchased, in the aggregate, $277.3 million of indebtedness for cash payments of $147.8 million and 3.408 million shares of the Company’s Class A common stock. As a result of these transactions, the Company has outstanding $138.1 million of its 0.375% Convertible Notes, $398.8 million of its Series 2005-1 CMBS Certificates (the “2005 CMBS Certificates”) and $1,090.7 million of its 2006 CMBS Certificates. As a result of these transactions, the Company expects that its annual interest payments during 2009 will be reduced by approximately $5.1 million.

From time to time, in order to optimize its liquidity and leverage and take advantage of certain market opportunities, the Company has and may in the future repurchase, for cash or equity, its outstanding indebtedness, including its 0.375% Convertible Notes, its 1.875% Convertible Senior Notes due 2013, its 2005 CMBS Certificates and 2006 CMBS Certificates in privately-negotiated transactions or in open market transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

	By:	/s/ Brendan T. Cavanagh
Brendan T. Cavanagh
Senior Vice President and Chief Financial Officer

Dated: December 17, 2008